Exhibit 5.1

9275 W. Russell Road, Suite 240
Las Vegas, Nevada 89148
PH (702) 692-8026 | FX (702) 692-8075
fennemorelaw.com

May 14, 2025

IT Tech Packaging, Inc.

Science Park, Juli Road

Xushui District, Baoding City

Hebei Province, The People’s Republic of China 072550

Re:	IT Tech Packaging, Inc./Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to IT Tech Packaging, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of 6,899,500 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares are being offered under the terms of a Placement Agency Agreement dated May 13, 2025 (the “Placement Agreement”) by and between the Company and Maxim Group LLC, acting as the exclusive placement agent and are being sold and issued under the terms of a Securities Purchase Agreement dated May 13, 2025 (the “Purchase Agreement”) between the Company and the investor named therein.

The Shares are being registered under a Registration Statement on Form S-3 (File No. 333-268944) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus forming a part of such Registration Statement dated April 3, 2023 (the “Base Prospectus”), and the prospectus supplement thereto dated May 13, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Placement Agreement;

(d) the Purchase Agreement;

(e) the Company’s Current Report on Form 8-K/A to be filed with the Commission on the date hereof; and

IT Tech Packaging, Inc.

May 14, 2025

(f) resolutions of the Board of Directors and Pricing Committee of the Board of Directors and such other matters as relevant related to the (i) approval of the Placement Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Placement Agreement and Securities Purchase Agreement, (ii) issuance and the registration of the Shares under the Securities Act, and (iii) such other matters as relevant.

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (f) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity of all natural persons executing the Documents;

(b) the genuineness of all signatures on the Documents;

(c) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f) that any certificates representing the Shares will be properly executed by one or more officers of the Company;

(g) the execution, delivery, and performance by all parties of the Documents; and

(h) that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized, and when issued against payment in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid, and nonassessable.

IT Tech Packaging, Inc.

May 14, 2025

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

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